Exhibit 99.1

NEWS RELEASE

	Contacts:	Forbes Energy Services Ltd.
L. Melvin Cooper, SVP & CFO
361-664-0549

FOR IMMEDIATE RELEASE		DRG&E
Ken Dennard, Managing Partner
Ben Burnham, AVP
713-529-6600

Forbes Energy Services Reports

Fourth Quarter Financial Results

ALICE, TEXAS – March 31, 2010 – Forbes Energy Services Ltd. (TSX: FRB) today announced financial and operating results for the fourth quarter and year ended December 31, 2009.

Revenues for the fourth quarter decreased to $52.3 million compared to $96.7 million in the fourth quarter of 2008 as a result of sharp declines in utilization and pricing during the first half of 2009. However, revenues have increased on a sequential basis for two consecutive quarters, and were up 4% in the fourth quarter of 2009 compared to the third quarter of 2009. Net loss for the three months ended December 31, 2009 was $6.1 million, or a loss of $0.10 per share, compared to a net loss of $2.3 million, or $0.04 per share, in the prior year period.

In the fourth quarter of 2009, the Company corrected accounting errors from prior periods. In the aggregate, these accounting errors, with an effective tax rate of 35%, increased net loss by approximately $0.8 million for the three months ended December 31, 2009 and loss per share $0.01 for the period.

Adjusted EBITDA for the fourth quarter of 2009 was a negative $0.1 million versus a positive $21.9 million for the same period in the prior year. Adjusted EBITDA for the fourth quarter was negatively impacted by $0.2 million as a result of the accounting adjustments. Adjusted EBITDA was further impacted by $1.2 million of write-offs associated with billing issues in Forbes’ Mexico operations. A new management team began in Mexico during the middle of the fourth quarter to address this and other issues. Adjusted EBITDA is a non-GAAP financial measure, defined by the Company as net income before interest, taxes, depreciation, amortization, gain or loss on extinguishment of debt, non-cash impairments and non-cash stock based compensation. For a reconciliation of Adjusted EBITDA to net income, please see the disclosures at the end of this release and on the Company’s website.

John Crisp, Forbes Energy’s President and Chief Executive Officer, stated, “We experienced what appears to be a bottom in our well servicing segment utilization at the end of the third quarter. After reaching a low in September, our monthly rig hours have continued to trend upward. The fluid logistics segment has also continued its upward trend.

“2009 was an extremely difficult year for our entire industry, but we are gaining a lot of momentum in 2010. Forbes generated approximately $1.4 million of adjusted EBITDA during the month of January 2010. Utilization has continued to ramp up through the balance of the first quarter and we were able to implement modest price increases across most of our US operations during the month of March. While there is continued uncertainty in the natural gas market, the 65% increase in the U.S. drilling rig count over the past 10 months is a positive indicator of continued near-term demand for our services. Additionally, recent strength in oil prices may support higher levels of E&P spending in the face of potential natural gas price dips compared to last year when oil prices were less than half of current levels.”

Business Segment Results

Well Servicing

Well servicing revenue totaled $25.2 million in the fourth quarter of 2009 compared to $49.0 million in the prior year period and $23.9 million in the third quarter of 2009. Segment gross margin totaled $1.3 million in the fourth quarter compared to $10.2 million in the fourth quarter of 2008 and $1.0 million for the third quarter of 2009.

Forbes recorded approximately 68,896 rig hours for the fourth quarter of 2009, including 15,792 hours in Mexico, compared to 97,588 total hours in the fourth quarter of 2008 (none in Mexico) and 65,524 total hours in the third quarter of 2009 (14,136 in Mexico). The Company had 171 rigs in its well service fleet at December 31, 2009. Capital expenditures for the well servicing segment totaled $1.3 million during the three months ended December 31, 2009.

Fluid Logistics

Fluid logistics revenues in the fourth quarter of 2009 totaled $27.1 million compared to $47.7 million in the fourth quarter of 2008 and $26.6 million in the third quarter of 2009. Gross margins for the fluid logistics segment totaled $4.8 million in the fourth quarter of 2009 compared to $16.5 million in the prior year period and $4.8 million in the third quarter of 2009.

Forbes recorded 228,099 truck hours during the fourth quarter of 2009 compared to 309,020 for the fourth quarter of 2008 and 206,526 hours in the third quarter of 2009. The Company’s fluid transport segment heavy truck fleet totaled 368 as of December 31, 2009, down two from December 31, 2008. Total capital expenditures for the fluid logistics segment were $0.1 million for the three months ended December 31, 2009.

Liquidity and Capital Resources

The report of Forbes’ independent registered accounting firm which accompanies the Company’s 2009 annual report on form 10-K includes a “going concern” explanatory paragraph. This paragraph was included in the report as Forbes projects, based on current market conditions, that additional funding may be required during 2010 in order to meet working capital requirements, including the interest payments required under our indentures and our required repurchase of $6.6 million of our 11% Senior Secured Notes. Forbes anticipates meeting these requirements by effecting an appropriate financing or other transaction that would provide additional cash resources. The Company is actively evaluating such transactions and has received a proposals for a sale lease-back transaction relating to certain equipment. To-date, however, a transaction has not been finalized and there can be no assurance that such a transaction or any other permitted transaction can be consummated, given current market conditions.

Conference Call

Forbes Energy will host a conference call to discuss its fourth quarter 2009 results on Thursday, April 1, 2010, at
10:00 a.m. Eastern Time (9:00 a.m. Central). To access the call, please dial (480) 629-9770 and ask for the Forbes Energy Services call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the “Investor Relations” page of Forbes Energy’s website, www.forbesenergyservices.com.

A telephonic replay of the conference call will be available until April 8, 2010, and may be accessed by calling (303)
590-3030 and using the pass code 4275117. A webcast archive will be available at www.forbesenergyservices.com shortly after the call and will be accessible for approximately 30 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email at dmw@drg-e.com.

About Forbes Energy

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains “forward-looking statements,” as contemplated by the Private Securities Litigation Reform Act of 1995, in which the Company discusses factors it believes may affect its performance in the future. The accuracy of the Company’s assumptions, expectations, beliefs and projections depend on events or conditions that change over time and are thus susceptible to change based on actual experience, new developments and known and unknown risks. The Company gives no assurance that the forward-looking statements will prove to be correct and does not undertake any duty to update them. The Company’s actual future results might differ from the forward-looking statements made in this press release for a variety of reasons, which include: supply and demand for oilfield services and the level of oil and natural gas prices; the continued uncertainty in the global financial markets and its effect on domestic spending in the oil and natural gas industry; the Company’s ability to maintain or improve pricing on its core services; the potential for excess capacity in the industry; competition and the ability to obtain additional cash resources through a financing or other permitted transaction. Should one or more of the foregoing risks or uncertainties materialize, or should the Company’s underlying assumptions prove incorrect, the Company’s actual results may vary materially from those anticipated in its forward-looking statements, and the Company’s business, financial condition and results of operations could be materially and adversely affected. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 (the “Form 10-K”), which was filed today, as well as other filings the Company has made with the Securities and Exchange Commission.

Forbes Energy’s financial statements and management’s discussion and analysis of financial condition and results of operations can be found in the Form 10-K, which is being filed with the Securities and Exchange Commission and posted on the Company’s website.

This press release also contains references to the non-GAAP financial measure of adjusted EBITDA. For a reconciliation of adjusted EBITDA to net income, please see the table at the end of this release. Management’s opinion regarding the usefulness of adjusted EBITDA to investors and a description of the ways in which management uses such measures can be found on the “Investor Relations” page of Forbes Energy’s website, www.forbesenergyservices.com.

-Tables to Follow-

Selected Statement of Operations Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues
Well servicing	$25,189,289	$48,976,756	$106,097,280	$189,980,242
Fluid logistics	27,074,466	47,683,106	109,822,640	170,949,057

Total revenues	52,263,755	96,659,862	215,919,920	360,929,299

Expenses
Well servicing	23,840,101	38,794,821	96,825,911	128,614,600
Fluid logistics	22,291,324	31,200,155	87,263,351	117,940,153
General and administrative	6,913,555	5,328,435	21,228,819	17,700,341
Depreciation and amortization	10,023,299	10,177,848	39,471,755	33,724,218
Goodwill Impairment	—	4,363,369	—	4,363,369

Total expenses	63,068,279	89,864,628	244,789,836	302,342,681

Operating income/(loss)	(10,804,524)	6,795,234	(28,869,916)	58,586,618

Other income (expense)
Interest expense	(7,637,225)	(6,705,718)	(26,918,517)	(25,797,663)
Other income (expense)	25,778	(71,114)	1,313,857	37,947

Income/(loss) before taxes	(18,415,971)	18,402	(54,474,576)	32,826,902

Income Tax Expense	(12,268,208)	2,350,233	(25,143,867)	62,574,492

Net income/(loss)	$(6,147,763)	$(2,331,831)	$(29,330,709)	$(29,747,590)

Earnings/(loss) per share of common stock
Basic and Diluted	$(0.10)	$(0.04)	$(0.47)	$(0.65)

Weighted average number of shares outstanding
Basic and Diluted	64,220,575	61,505,053	62,642,878	45,894,557

Selected Balance Sheet Data

(Unaudited)

	December 31, 2009	December 31, 2008
Cash	$28,425,367	$23,469,067
Accounts receivable	52,765,601	69,095,522
Working Capital	34,350,226	42,707,044
Other intangible assets, net	36,598,781	39,459,977
Total assets	457,432,896	482,801,391
Total debt	226,898,229	212,189,842
Deferred tax liability, net	36,622,111	62,068,620
Shareholders’/members’ equity	$146,507,477	$158,418,487

Selected Operating Data

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Working days	61	61	252	253
Rig hours
U.S.	53,104	97,588	228,279	378,657
Mexico	15,792	—	45,116	—

Total rig hours	68,896	97,588	273,395	378,657

Truck hours	228,099	309,020	863,506	1,115,593

Reconciliation of EBITDA to Net Income

(Unaudited)

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net loss	$(6,148)	$(2,332)	$(29,331)	$(29,748)
Depreciation and amortization	10,023	10,178	39,472	33,724
Interest expense	7,637	6,706	26,919	25,798
Income tax expense/(benefit)	(12,268)	2,350	(25,144)	62,574
Stock based compensation	622	626	2,492	1,450
Gain on ext of debt	—	—	(1,422)	—
Goodwill impairment	—	4,363	—	4,363

Adjusted EBITDA	$(134)	$21,891	$12,986	$98,161